Exhibit 10.1

AMENDMENT ONE TO

EMPLOYMENT LETTER

This amendment (the “Amendment”) to the employment letter entered into by and between Encore Capital Group, Inc., a Delaware corporation (the “Company”), and J. Brandon Black (the “Executive”), dated as of June 13, 2005 (the “Employment Letter”), is effective as of June 5, 2006. Capitalized terms not defined herein shall have the meaning set forth in the Employment Letter.

W I T N E S S E T H :

WHEREAS, the Company and the Executive have entered into the Employment Letter, which provides for the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Company and the Executive desire to amend the Employment Letter as provided herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Section 9 of the Employment Letter is amended to delete the number “150%” in clauses (i) and (ii) of the first sentence and add in substitution thereof the number “200%”.

2.	Section 9 of the Employment Letter is further amended to add the following two sentences as the last two sentences of the Section:

If you remain employed through the consummation of a Change of Control, you shall receive a lump sum payment equal to 100% of your Base Salary in effect as of the effective date of the Change of Control (the “Retention Bonus”). The Retention Bonus shall be paid to you within ten (10) days following the consummation of the Change of Control.

3.	Section 12 of the Employment Letter is amended to add “(i)” immediately prior to the words “engage or be engaged” in the third sentence of the Section.

4.	Section 12 of the Employment Letter is further amended to add the following provision immediately after the words “Collection Business” at the end of the third sentence of the Section:

or (ii) directly or indirectly (A) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company or any subsidiary at any time on or after the date of termination (unless more than six (6) months shall have elapsed between the last day of such person’s employment by the Company and any subsidiary and the first date of such solicitation or hiring) or (B) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ thereof or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof.

5.	Section 12 of the Employment Letter is further amended to add the following sentence immediately prior to the last sentence of the Section.

Upon a breach of the duties and obligations contained in this Section 12, your right to receive severance payments being made by the Company pursuant to this Agreement shall immediately cease and the Company’s obligation to make such payments under this Agreement shall immediately terminate as of the date you enter into such employment or other relationships as described in this Section 12.

6.	All other provisions of the Employment Letter shall remain unchanged and in full force and effect.

7.	This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

EXECUTIVE		ENCORE CAPITAL GROUP, INC.

By:	/s/ J. Brandon Black	By:	/s/ Robin R. Pruitt
	J. Brandon Black	Title:	Senior Vice President